                                                                     Exhibit 99.1
FOR IMMEDIATE RELEASE
June 8, 2010

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT AND CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

COMMUNITY TRUST BANCORP, INC. TO ACQUIRE LAFOLLETTE FIRST NATONAL CORPORATION OF LAFOLLETTE, TENNESSEE

Pikeville, KY --- Jean R. Hale, Chairman, President and CEO of Community Trust Bancorp, Inc. (Nasdaq: CTBI) and Marvin L. Minton, President and CEO of LaFollette First National Corporation, are pleased to announce the execution of a definitive agreement for the acquisition of LaFollette First National Corporation by Community Trust Bancorp, Inc.  The agreement calls for Community Trust Bancorp, Inc. to acquire all outstanding shares of LaFollette First National Corporation in a share exchange for $650 per share, or a total of approximately $16.1 million.  Immediately following the share exchange, LaFollette First National Corporation will be merged into Community Trust Bancorp, Inc. and First National Bank of LaFollette, the wholly-owned subsidiary of LaFollette First National Corporation, will be merged into Community Trust Bank, Inc., the wholly-owned subsidiary of Community Trust Bancorp, Inc.  The agreement is subject to certain conditions, including the receipt of regulatory approval and the approval of LaFollette First National Corporation’s shareholders.

“We view this transaction as a logical step to expand our services into the state of Tennessee,” said Ms. Hale.  “Community Trust is pleased to become a part of the communities served by First National Bank of LaFollette. We look forward to providing outstanding services to First National Bank of LaFollette’s existing customer base and expanding that base in the communities it serves.”

“We are pleased to become a part of a strong bank holding company that focuses on customer service and community banking,” said Mr. Minton.  “We are looking forward to providing expanded products and services to our customers.”

The transaction, anticipated to close in the fourth quarter of 2010, is expected to be accretive to Community Trust Bancorp, Inc.’s earnings during the first year.  The acquisition will increase Community Trust Bancorp, Inc.’s assets by approximately $184 million.

Community Trust Bancorp, Inc., with assets of $3.2 billion, is headquartered in Pikeville, Kentucky, and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations about Community Trust Bancorp, Inc., our industry and the proposed transaction.  These forward-looking statements involve certain risks and uncertainties, including various risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2009, and actual results and trends could differ materially from those set forth in such statements.  We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you to not place undue reliance on those statements.